Exhibit 3.3

                                   CERTIFICATE
                       for Renewal and Revival of Charter

Needle Impulse Technologies Corp., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1. The name of this corporation is Needle Impulse Technologies Corp.

     2. Its registered office in the State of Delaware is located at Trolley Square, Ste 26 C, Wilmington, DE 19806 in the county of New Castle. The name of its registered agent is INC. PLAN (USA) located at the same address.

     3. The date of filing of the original Certificate of Incorporation in Delaware was December 16, 1997.

     4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February A.D., 2002 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

     5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D., 2002 at which time its charter became inoperative and void for non-payment of taxes and this certificate of renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting President, and the last and acting Secretary of Needle Impulse Technologies Corp. have hereunto set their hands to this certificate this 2nd day of February, 2005.
                              /s/ Thomas V. Ackerly
                              ------------------------------------------------
                              Last  and  Acting  President/Thomas  V.  Ackerly

ATTEST:
                              /s/ Thomas V. Ackerly
                              ------------------------------------------------
                              Last  and  Acting  Secretary/Thomas  V.  Ackerly

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